Exhibit 99.1

INTERNATIONAL PAPER PLAZA
6400 POPLAR AVENUE
MEMPHIS, TN 38197

News Release

International Paper Appoints Mark S. Sutton

President and Chief Operating Officer

Memphis, Tenn., June 2, 2014/PRNewswire-FirstCall/ – International Paper (NYSE: IP) Chairman and Chief Executive Officer John Faraci today announced that Mark S. Sutton has been promoted to president and chief operating officer and elected a member of the company’s board of directors effective immediately. In this new role Sutton will immediately assume responsibility for the operations of the company and will continue to report to Faraci. Most recently, Sutton served as International Paper senior vice president, industrial packaging.

“Mark has been a key member of our leadership team and has played an instrumental role in the transformation of International Paper over the last decade,” Faraci said. “He has done an excellent job integrating the acquisition of Temple Inland, and with 30 years of proven success at International Paper in a variety of assignments, I’m confident Mark will continue to make International Paper a stronger, better company.”

Sutton has been with International Paper his entire 30-year career. He joined the company in 1984 as an engineer at the Pineville, La., mill. In 1994, he was named mill manager at the Thilmany, Wisc., mill which at the time was part of International Paper’s industrial papers business. In 2000, Sutton relocated to Europe to serve as director of European corrugated packaging operations and was promoted to vice president and general manager responsible for all corrugated packaging operations across the EMEA region (Europe, the Middle East and Africa) in 2002. In 2005, he was named vice president of corporate strategic planning and relocated to Memphis. He was named senior vice president, global supply chain, in 2007 and in 2009 became senior vice president, printing and communications papers – the Americas. In 2011, Sutton was appointed senior vice president, industrial packaging.

Sutton holds a Bachelor of Science degree in electrical engineering from Louisiana State University.

About International Paper

International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging and uncoated papers, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs approximately 70,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2013 were $29 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731; Michele Vargas, 901-419-7287.